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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO TRUST FOR INVESTMENT GRADE MUNICIPALS

An Annual Meeting ("Meeting") of Shareholders of Invesco Trust for Investment Grade Municipals (the "Trust") was held on August 2, 2013. The Meeting was held for the following purpose:

(1). Elect three Class III Trustees, two by the holders of Common Shares and holders of Preferred Shares of the Trust voting together as a single class, and one by the holders of Preferred Shares of the Trust, voting separately, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                                VOTES    VOTES
MATTER                                             VOTES FOR   AGAINST  ABSTAIN
------                                             ---------- --------- -------
(1)  R. Craig Kennedy............................. 46,408,717 2,757,773 16,285
     Colin D. Meadows............................. 46,412,083 2,749,362 21,331
     Hugo F. Sonnenschein (P).....................      2,733         0      0

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(P) Election of Trustee by preferred shareholders only.